Exhibit 99.1

Sino Agro Food Inc. Reports Second Quarter Results

August 17, 2015

GUANGZHOU, China-- Sino Agro Food, Inc. (OTCQB: SIAF).

The Company achieved the following quarterly results, comparing 2015 to 2014:

(USDm, except per share data)	Q2 '15	Q2 '14%
Revenue	90.9	97.0	-6%
Gross Profit	21.9	32.3	-32%
Gross Profit Margin	24%	33%
Net Income	15.4	29.2	-47%
Net Income attributable to SIAF	9.3	23.1	-60%
Earnings Per Share (USD) - fully diluted	0.51	1.41	-64%
Diluted weighted average number of shares (millions)	18.1	16.2	12%

Key Points

•	Project Development[1] at Capital Award (“CA”) had a weak quarter as the business came to an almost complete standstill due to heavy rain in Zhongshan. The business recorded sales of $8.8M in the second quarter compared to $26.1m in the first quarter. Weather conditions have now returned to normal. Also, once completed, ongoing roof build out will allow construction to continue even during any future periods of heavy rain. Had the Project Development business delivered at the same pace as in the first quarter, overall revenue for Sino Agro Food would have increased 11.9% year over year (“YoY”).

•	2015 is proving to be a weak year for the supply of eel fingerlings from Madagascar and the southern districts of China. Consequently, revenue within the Aquaculture Division[2] from the sale of eels decreased by $11.6M in Q2 2015 versus the previous quarter, from $17.6M to $6.0M.

•	The weakness in project development and decrease in the sale of eels together account for more than 100% of the gross profit shortfall compared to Q2 2014.

•	With production capacity more than double Fish Farm 1, the first section of tanks at the Zhongshan New Prawn Project (“ZSNP”) are now scheduled to begin stocking in late September, with sales of small stage one prawns sales commencing six to seven weeks thereafter. Sales of progressively larger stage prawns will commence approximately three weeks later per stage. The company has invested over $60m in the project. At the beginning of 2016 the number of fully operational indoor APM-modules[3] in production will increase from 30 to 66.

________________________

1 Project Development refers to income from Consulting and services.

2 The definition "Aquaculture operations" includes all seafood related business in the Sino Agro Food group but it is not a legal entity itself.  Sino Agro Food's Aquaculture operations include the legal entities Capital Award (100% equity ownership) and Fish Farm 1 (75% equity ownership). The seafood import business reported under Sino Agro Food Inc. (100% equity ownership) is also included as part of the Aquaculture operations. In addition, the Aquaculture operations have options to reach 75% equity ownership in the following non-consolidated companies: Fish Farm 2 (remaining cost to reach 75% ownership is currently USD 20.2 million), Prawn Farm 1 (remaining cost to reach 75% ownership is currently USD 6.4 million) and Prawn Farm 2 (remaining cost to reach 75% ownership is currently USD 19.3 million).

3 An APM-module consists of 2 tanks separated by a filter growing fish using recirculating aquaculture systems (“RAS”). The company currently has 16 indoor APM modules at Fish Farm 1 and 14 at Prawn Farm 1.

•	Net of the conversion of Series B preferred shares to common shares, equity dilution in the quarter was less than 0.3%. This compares to average quarterly dilution during 2011-2014 of above 8%. As previously communicated, the Company has committed to discontinue the issuance of equity to trade suppliers.

•	The Company initiated a transition of the Integrated Cattle Farm in Xining[4] towards the import of quarter cut beef and higher quality cattle in response to the easing of Chinese import restrictions. On the negative side, cattle prices have come down by 25% reducing gross profit by $2.3m (YoY). On the positive side, investment in the abattoir resulted in increased gross profit from deboning by $4.2M (YoY).

CEO and CFO Commentary

SIAF CEO Solomon Lee summarized the quarter. “Second quarter results were disappointing, breaking a string of record quarters, due to several external factors coming together. Bad weather had a major impact on construction at ZSNP; supply of eel fingerlings remained limited; Madagascar introduced quotas to limit export of live seafood; and the price of live cattle declined sharply.

“As an agriculture company, revenue is subject to weather conditions, commodity and food prices, and seasonality. Each detracted from second quarter financial results. We are structurally mitigating these factors by ramping up our distribution arm, which is unaffected by all three, and which will make significant contributions to the top and bottom lines, starting in Q3. With these contributions, with weather conditions returning to normal in August, and with efforts detailed in the next section of this release; overall, we expect a return to healthy growth in the second half, ramping in the third quarter.”

SIAF CFO Bertil Tiusanen commented, ”With so many external factors affecting the second quarter, it can appear challenging to analyze the implications for our business going forward. I see the earnings in Q2 as a bump in the road.

“Since I joined the company in May, my confidence in our operations has grown stronger each month. Hidden within a complex conglomerate and reporting structure, at the heart of the company is very possibly the world leader in the most interesting and sustainable niche of the aquaculture industry. The recent appointment of Dr. Anthony Ostrowski as Chief Scientific Officer, a leading U.S. aquaculture authority, further validates the Company’s leading position.

“The second quarter was characterized by a strategy transition in Xining (SJAP) that is already proving wise. The company has made large investments in its Zhongshan prawn project, which is scheduled to start to generating product sales revenue by the end of the year.”

Outlook

Since opening May 5 2015, the Shanghai Distribution Center (“SDC”) has seen demand for beef outstrip supply, growing faster than originally anticipated at over 30% per month. The Company is confident it will exceed original target production of 1,000 metric tons per month during this quarter. Gross margins are between 12.5% and 25%, across more than 100 product/pricing categories. Starting a short while ago, seafood sales also exhibit very strong growth during this ramp up period. Next quarter will begin to show results of increased volumes at SDC, all of which accrue as incremental year over year revenue and accretive quarter to quarter. In addition, 2016 will be the first full year of operations that approach capacity.

___________________________

4 Integrated Cattle Farm Xining it is not a legal entity itself. It includes all operations of Qinghai Sanjiang A Power Agriculture Co. Ltd. (“SJAP”, 45% equity ownership), slaughter and deboning operations conducted in Qinghai Zhong He Meat Products Co. (“QZH”) (fully owned subsidiary of SJAP) and trading/import/export activities of beef and mutton reported under Sino Agro Food Inc. (100% equity ownership).

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 2

With the weather related construction delays at ZSNP, the Company now targets stocking first tanks in late September, with first sales of stage one small prawns during the fourth quarter. Like SDC revenue, virtually 100% of sales at ZSNP in 2016 will also accrue incrementally.

In addition to the major impact of the new Shanghai Distribution Center, a return to healthy growth has already begun, due to several additional factors:

•	Although heavy rain in Zhongshan continued in July, it improved in August. Construction has restarted on a par with the first quarter’s pace. Once completed, ongoing roof build out will allow construction to continue even during any future periods of heavy rain.

•	The Company has executed plans to source more seafood from other countries that will counteract the Madagascar quotas, adding incremental revenue starting in the third quarter.

•	Typically, the natural supply of eel fingerlings alternates between higher and lower quantity outputs every other year. In response the Company has been establishing supply lines for certain eel varieties that yield both higher price and margin. Company allocates seafood, prawns, and eels to meet APM tank capacity, according to supplies. A larger proportion of higher priced eels would produce higher revenue.

•	Persistent efforts and improvements at the HU plantation succeeded in overcoming problems of plant disease experienced in past years, resulting in a good harvest in Q2 despite the heavy rainy season. Combined with improving weather conditions, these efforts bode well for higher revenue performance during H2 2015 than experienced during the same period in 2014.

•	The Company anticipated that laws relaxing beef import would change the business landscape for beef sales. Consequently, the Company is transitioning its herd to higher quality, less price sensitive Wagyu beef and Angus beef grain fed for 550 days, while importing beef from Australia to debone, process and distribute.

Consolidated Financial Results

In the second quarter, stockholders’ equity increased by $12.1M or $.64 per share, based on the weighted average number of outstanding shares in the quarter. As of June 30, 2015, the Company had unrestricted cash and cash equivalents of $9.15M and working capital of $270.3M.

As of August 11, 2015 the number of common shares outstanding increased by 752,536 to 18,951,201 from 18,199,201 as of the last reported date, May 12, 2015. The increase was primarily due to the exchange for the conversion of 7,000,000 Series B preferred shares to 707,071 shares of common stock.

Revenue

Total revenue for Q2 2015 was comprised of:

•	Sale of goods of $82.0M, virtually unchanged from Q2 2014 revenue of $82.3M, and

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 3

•	Consulting and Services Project Development revenue of $8.8M, a 40% decrease from Q2 2014 revenue of $14.7M.

Revenue from sale of goods amounted to 90% of total revenue, with Consulting and Services Project Development accounting for the remaining 10%.

Financial results by business segment follow:

Revenue (USDm)	Q2 '15	Q2 '14%
Aquaculture (CA and TRW)	19.1	26.9	-29%
Plantation (JHST)	4.2	2.5	67%
Integrated Cattle Farm (SJAP)	36.5	27.7	32%
Organic Fertilizer (HSA)	4.9	5.1	-4%
Cattle Farms (MEIJI)	9.5	7.1	33%
SIAF Corporate (Import/Export)	7.8	13.0	-40%
Sale of Goods Total	82.0	82.4	0%

Aquaculture (CA)	8.8	13.0	-32%
Cattle Farms (MEIJI)	-	-	n.a.
SIAF Corporate	-	1.6	-100%
Project Development Total*	8.8	14.7	-40%
Group total	90.9	97.0	-6%
* Project development fees, management fees & commission

Cost of Goods

Cost of goods totaled $68.9M in Q2 2015: $62.2M for sale of goods and $6,7M for consulting and services.

Corresponding numbers in Q2 2014 were $64.7M (total), $58.0M (from sale of goods), and $6.7M (consulting and services).

Gross Profit

Total gross profit decreased by $10.4M or 32% to $21.9M for Q2 2015 from $32.3M for Q2 2014.

Gross profit from sale of goods decreased by $4.5M or 18% to $19.8M in Q2 2015 from $24.3 in Q2 2014. Gross profit from consulting services decreased by $5.9M or 73% to $2.1M in Q2 2015 from $8.0M in Q2 2014.

Division Operation Performance and Developments

Aquaculture Division

Revenue from the aquaculture division totaled $28.0M for Q2 2015, 31% of total revenue and a decrease of 30% compared to Q2 2014.

Sale of goods amounted to $19.1M, or 23% of the group total, a decrease of $7.8M or 29% from the corresponding 2014 quarter. Due to year to year factors affecting the availability and supply of captured eel fingerlings, the sale of eels decreased by $11.5M, while the sale of prawns increased by $4.3M, accounting for the overall decrease.

Comparing Q2 2015 to Q2 2014, average unit sales prices of sleepy cod, eels, and prawns were down 5.2%, 7.0%, and 11.8% respectively, accounting for an aggregate decrease in revenue of $1.9M.

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 4

Revenue from consulting, services, and management fees decreased by $4.2M, or 32%, from $13.0M in Q2 2014 to $8.8M in Q2 2015. The decrease, which was more pronounced compared to Q1 2015 is due to heavy rain suspending construction at the Zhongshan New Prawn Project (“ZSNP”).

The first section of tanks at ZSNP designed for a capacity of 3,000 metric tons is now scheduled to begin stocking within late September, with sales of small stage one prawns sales commencing six to seven weeks thereafter. Sales of progressively larger stage prawns will commence approximately three weeks later per stage. The Company’s 11th generation of its APM technology will improve production efficiency and enhance environmentally friendly conditions for prawn sustainability.

In early August the Company appointed Dr. Anthony C. Ostrowski Chief Scientific Officer to lead the R & D and Certification Division. An accomplished executive and scientist, Dr. Ostrowski brings over 30 years of broad international experience in the field of aquaculture and process certification, including serving on several boards and technical committees within the aquaculture community providing both scientific and strategic direction that helped establish local and international standards and best practices for the field.

Operating as a profit center, the primary mission of the division is to underpin the Company's products produced at existing aquaculture facilities and the emerging Zhongshan New Prawn Project with science, accommodating value added lines and branding. Implementing a third-party process certification and a product traceability program based on internationally accepted best practices and management standards ensures that SIAF meets global standards in sustainable farming practices, differentiating the company and its protein products from competitors, furthering the aim to expand market reach globally.

Plantation Division

Revenue from the plantation division increased by $1.7M, or 67% from $2.5M in Q2 2014 to $4.2M in Q2 2015.

Efforts over the last two years to prevent plant disease during the heavy rain season were successful in Q2, leading into Q3 and Q4, when the great majority of plantation division revenue is typically recorded due to a limited harvest season.

Integrated Cattle Farm Division

This division includes fertilizer, livestock feed, live cattle and the abattoir activity from Qinghai Sanjiang A Power Agriculture Co., Ltd. (“SJAP”).

Revenue from this division increased by $8.9M, or 32% from $27.7M for Q2 2014 to $36.5M for Q2 2015. The increase was primarily due to SJAP’s sales of prepackaged meats, processed and deboned from quarter cut beef imported from Australia.

The Company is refocusing its beef business to accommodate relaxed import policies which have begun to impact locally produced cattle and beef prices, rendering sale of local live cattle increasingly less viable.

SJAP is transitioning its herd to Wagyu and Angus cattle, grain fed for 550 days.

Revenue (with changes Q2 2015 vs. Q2 2014 breaks down as follows, illustrating the company’s strategic shift:

(USDm)	Q2 '15	Q2 '14%
SJAP
Fertilizer	.5	2.0	-71%
Bulk Livestock Feed	1.4	1.4	0%
Concentrated Livestock Feed	2.5	3.5	-29%
Live Cattle	15.3	18.9	-19%
Sub-total	19.8	25.9	-23%
QZH
Slaughter and deboning	.3	0
Deboning (local)	3.2	.7	327%
Deboning (imported)	13.3	0
Sub-total	16.7	1.8	839%
Total	36.5	27.7	32%

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 5

Organic Fertilizer Division

This division includes organic fertilizer and organic mixed fertilizer from Hunan Shenghua A Power Agriculture Company Ltd. (“HSA”).

Revenue decreased by $.2M, or 4% from $5.1M for Q2 2014 to $4.9M for Q2 2015.

Cattle Farms Division

Revenue from the cattle farms division increased by $2.7M or 33% from $7.2M for Q2 2014 to $9.5M for Q2 2015. Jiangmen City Hang Mei Cattle Farm Development Co. Ltd. (“JHMC” or “Cattle Farm 1”) sold 3,243 head of live cattle (aromatic) in Q2 2015, an increase of 919 or 39% from 2,324 head in Q2 2014. Average unit sales price decreased 4%.

SIAF Corporate Division

Revenue from the sale of goods in the corporate division decreased by $5.3M or 40% from $13.0M for Q2 2014 to $7.8M for Q2 2015.

The decrease was primarily due to reduced imported seafood sales of $9.6M from Madagascar: from $13.0M in Q2 2014 (100% of corporate sale of goods) to $3.4M in Q2 2015, offset by $4.3M in revenue from imported beef and mutton from Australia in Q2 2015 compared to $0 in Q2 2014.

The Company has executed plans to source imported seafood from other countries to supplement imports from Madagascar, starting in Q3, 2015.

Import of beef and mutton from Australia to the Shanghai Distribution Center is expected to continue growing, projecting significant contribution to overall Company revenue in the second half of 2015 and beyond.

Please take the time to read our latest 10-Q filing and visit our website, both of which have additional information describing the Company’s businesses.

Earnings Call Information

The Company will host an earnings call on Thursday, August 27, 2015 at 10:00 AM EDT/4:00 PM CET to discuss financial results for Q2 2015, with questions and answers. To participate in the conference call please use the following information:

SIAF 2015 Second Quarter Results Call Information
Date: August 27, 2015	Time: 10:00 AM, EDT/4:00 PM CET
Participant Dialing Instructions:
SE: +46 8 566 427 00 NO: +47 235 002 66 US: + 1 (866) 388-1925	UK: +44 203 428 14 13 CN: +86 400 612 12 62
Conference Pincode China Only; otherwise, not needed): 115051# The earnings call will also be available over the web. To access, click the following link: Sino Agro Q2 2015 Earnings Call

A webcast will be made available in the Investor Relations section of the Company’s website.

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 6

Financial Tables

SINO AGRO FOOD, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2015	2014
	(Unaudited)	Audited

ASSETS
Current assets
Cash and cash equivalents	$9,153,234	$3,031,447
Inventories	50,174,717	45,967,993
Costs and estimated earnings in excess of billings on uncompleted contracts	1,306,885	-
Deposits and prepayments	84,834,061	75,951,591
Accounts receivable, net of allowance for doubtful accounts	106,452,443	104,503,071
Other receivables	68,036,101	52,305,260
Total current assets	319,957,441	281,759,362
Plant and equipment
Plant and equipment, net of accumulated depreciation	68,318,398	64,352,975
Construction in progress	100,856,648	69,120,277
Land use rights, net of accumulated amortization	62,576,946	63,322,202
Total plant and equipment	231,751,992	196,795,454
Other assets
Goodwill	724,940	724,940
Proprietary technologies, net of accumulated amortization	11,190,705	11,480,298
Long term investment	817,795	817,127
Temporary deposits paid to entities for investments in Sino joint venture companies	41,109,708	41,109,708
Total other assets	53,843,148	54,132,073

Total assets	$605,552,581	$532,686,889

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$19,631,992	$22,138,835
Billings in excess of costs and estimated earnings on uncompleted contracts	4,632,895	8,060,580
Due to a director	246,184	1,172,059
Series F Non-convertible preferred stock redemption payable	-	3,146,063
Other payables	14,575,385	11,695,982
Borrowings - Short term bank debts	4,414,334	4,410,727
Bonds payable	1,725,000	1,725,000
	45,225,790	52,349,246

Non-current liabilities
Other payables	4,797.332	-
Borrowings - Long term debts	2,307,943	2,306,057
Convertible notes payables	34,870,297	15,803,928
	$41,975,572	$18,109,985

Commitments and contingencies	-	-

Stockholders' equity
Preferred stock: $0.001 par value (10,000,000 shares authorized, 100 and 7,000,100 issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)
Series A preferred stock: $0.001 par value (100 shares designated, 100 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	-	-
Series B convertible preferred stock: $0.001 par value) (10,000,000 shares designated, 0 and 7,000,000 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	$-	$7,000
Series F Non-convertible preferred stock: $0.001 par value) (1,000,000 shares designated, 0 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively)	-	-
Common stock: $0.001 par value (22,727,272 shares authorized 18,899,271 and 17,162,716 shares issued as of June 30, 2015 and December 31, 2014, respectively)	18,899	17,162
Additional paid - in capital	130,757,937	121,158,996
Retained earnings	306,326,151	273,261,108
Accumulated other comprehensive income	7,380,528	6,452,815
Treasury stock	(1,250,000)	(1,250,000)
Total Sino Agro Food, Inc. and subsidiaries stockholders' equity	443,233,515	399,647,081
Non - controlling interest	75,117,704	62,580,576
Total stockholders' equity	518,351,219	462,227,657
Total liabilities and stockholders' equity	$605,552,581	$532,686,889

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 7

SINO AGRO FOOD, INC.

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (UNAUDITED)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Revenue
- Sale of goods	$82,020,302	$82,357,060	$167,592,845	$160,629,369
- Consulting and service income from development contracts	8,343,423	14,346,298	37,713,262	26,589,500
- Commission and management fee	490,003	329,146	1,024,071	741,424
	90,853,728	97,032,504	206,330,178	187,960,293
Cost of goods sold	(62,208,398)	(58,049,860)	(125,498,386)	(113,914,389)
Cost of services	(6,708,419)	(6,685,461)	(23,316,430)	(13,188,873)

Gross profit	21,936,911	32,297,183	57,515,362	60,857,031
General and administrative expenses	(5,392,206)	(3,281,860)	(9,958,113)	(5,950,254)
Net income from operations	16,544,705	29,015,323	47,557,249	54,906,777
Other income (expenses)

Government grant	58,661	124,440	141,841	237,672

Other income	89,821	1,265	152,467	4,523

Gain of extinguishment of debts	-	198,373	-	241,393

Interest expense	(1,326,472)	(110,386)	(2,110,078)	(219,493)
Net income (expenses)	(1,177,990)	213,692	(1,815,770)	264,095

Net income (expenses) before income taxes	15,366,715	29,229,015	45,741,479	55,170,872
Provision for income taxes	-	-	-	-

Net income	15,366,715	29,229,015	45,741,479	55,170,872
Less: Net (income) loss attributable to the non - controlling interest	(6,056,513)	(6,141,977)	(12,676,436)	(11,295,915)
Net income from continuing operations attributable to the Sino Agro Food, Inc. and subsidiaries	9,310,202	23,087,038	33,065,043	43,874,957
Other comprehensive income (loss)
Foreign currency translation gain (loss)	817,766	(108,578)	788,405	(816,214)
Comprehensive income	10,127,968	22,978,460	33,853,448	43,058,743
Less: other comprehensive (income) loss attributable to the non - controlling interest	(152,564)	43,000	(139,308)	156,521
Comprehensive income attributable to the Sino Agro Food, Inc. and subsidiaries	$9,975,404	$23,021,460	$33,714,140	$43,215,264

Earnings per share attributable to Sino Agro Food, Inc. and subsidiaries common stockholders:
Basic	$0.51	$1.47	$1.87	$2.91
Diluted	$0.51	$1.41	$1.87	$2.78

Weighted average number of shares outstanding:

Basic	18,140,209	15,695,971	17,714,995	15,056,498
Diluted	18,140,209	16,403,041	17,714,995	15,763,568

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 8

SINO AGRO FOOD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (UNAUDITED)

	Six months ended	Six months ended
	June 30, 2015	June 30, 2014
		(Restated)
Cash flows from operating activities
Net income for the period	$45,741,479	$55,170,872
Adjustments to reconcile net income from operations to net cash from operations:
Depreciation	1,606,873	1,131,273
Amortization	1,095,000	1,056,859
Common stock issued for services	1,760,066	66,872
Gain on extinguishment of debts	-	(241,393)
Other amortized cost	1,605,232	100,000
Changes in operating assets and liabilities:
(Increase) in inventories	(4,206,724)	(17,789,615)
(Increase) in costs and estimated earnings in excess of billings on uncompleted contacts	(1,306,885)	(94,007)
(Increase) decrease in deposits and prepayments	(2,870,991)	35,642,872
Increase in due to a director	18,348,071	1,968,340
(Decrease) increase in accounts payable and accrued expenses	(2,506,843)	8,727,830
Increase in other payables	7,676,735	10,466,922
(Increase) in accounts receivable	(1,949,372)	(35,126,269)
(Decrease) increase in billings in excess of costs and estimated earnings on uncompleted contracts	(3,427,685)	374,465
(Increase) in other receivables	(15,730,841)	(7,243,282)
Net cash provided by operating activities	45,834,115	19,132,816
Cash flows from investing activities
Purchases of plant and equipment	(3,913,897)	(3,372,840)
Payment for investment in Sino Joint Venture Companies	-	(35,078,923)
Payment for construction in progress	(33,275,507)	(15,655,682)
Net cash used in investing activities	(37,189,404)	(19,028,522)
Cash flows from financing activities
Proceeds from long term debts	-	2,436,193

Net cash (used in) provided by financing activities	(3,146,063)	2,436,193
Effects on exchange rate changes on cash	623,572	(236,195)
Increase in cash and cash equivalents	6,122,220	2,304,292
Cash and cash equivalents, beginning of period	3,031,447	1,327,274
Cash and cash equivalents, end of period	$9,153,234	$3,631,566
Supplementary disclosures of cash flow information:
Cash paid for interest	$504,846	$219,493
Cash paid for income taxes	$-	$-
Non - cash transactions
Common stock issued for settlement of debts	$-	$9,575,000
Series B convertible preferred stock converted into common stock	$7,000	$-
Common stock issued for services and employee compensation	$726,362	$-
Common stock issued to decimal stockholders for rounding up shares holding	$2,772,281	$-
Common stock issued to secure debts loan	$5,996,665	$-
Transfer to plant and equipment from construction in progress	$1,594,864	1,865,678
Transfer to land use rights from deposits and prepayments	$-	4,404,179
Transfer to plant and equipment from deposits and prepayments	$9,323	$513,272
Proceeds from convertible bond payables applied to investing and financing activities	$17,823,400	$-

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 9

About Sino Agro Food, Inc.

Sino Agro Food, Inc. is an agriculture technology and natural food holding company with principal operations in the People’s Republic of China. The Company acquires and maintains equity stakes in a cohesive portfolio of companies that SIAF forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China. SIAF provides financial oversight and strategic direction for each company, and for the interoperation between companies. The Company owns or licenses patents, proprietary methods, and other intellectual properties in its areas of expertise. SIAF provides consulting and services to joint venture partners to construct and operate food businesses, primarily producing wholesale protein foods. Further joint ventures market and distribute the wholesale products as part of an overall “farm to table” concept and business strategy.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman	Tomas Öqvist
Investor Relations	Investor Relations – Nordic Countries
+1 (775) 901-0344	+46 70 797 9793
info@sinoagrofood.com	se-info@sinoagrofood.com

Sino Agro Food, Inc. Second Quarter 2015 Press Release	Page 10